Exhibit (a)(ii)

NATIXIS ETF TRUST

Amendment No. 1 to Amended and Restated Agreement and Declaration of Trust

The undersigned, being at least a majority of the Trustees of Natixis ETF Trust (the “Trust”), having determined it to be consistent with the fair and equitable treatment of all shareholders of the Trust, hereby amend the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”), a copy of which is on file in the office of the Secretary of the Commonwealth of Massachusetts, as follows:

Section 9 of Article VIII of the Declaration of Trust is hereby amended to read in its entirety as follows:

Section 9. Addresses. The address of the Trust is 888 Boylston Street, Suite 800, Boston, Massachusetts 02199-8197. The address of each of the Trustees is 888 Boylston Street, Suite 800, Boston, Massachusetts 02199-8197.

The foregoing amendment shall be effective on September 15, 2017.

IN WITNESS WHEREOF, we have hereunto set our hand for ourselves and for our successors and assigns as of the 15th day of September 2017.

/s/ Kevin P. Charleston	/s/ Maureen B. Mitchell
Kevin P. Charleston	Maureen B. Mitchell

/s/ Kenneth A. Drucker	/s/ Sandra O. Moose
Kenneth A. Drucker	Sandra O. Moose

/s/ Edmond J. English	/s/ James P. Palermo
Edmond J. English	James P. Palermo

/s/ David L. Giunta	/s/ Erik R. Sirri
David L. Giunta	Erik R. Sirri

/s/ Richard A. Goglia	/s/ Peter J. Smail
Richard A. Goglia	Peter J. Smail

/s/ Wendell J. Knox	/s/ Cynthia L. Walker
Wendell J. Knox	Cynthia L. Walker

/s/ Martin T. Meehan
Martin T. Meehan